MALKEWICZ HUENI
                                                                      ASSOCIATES


March 31, 1997


Mr. Shane L. Hanna
Kruse, Landa & Maycock, L.L.C
Eighth Floor, Bank One Tower
50 West Broadway (300 South)
Salt Lake City, Utah  84101-2034


Dear Mr. Hanna:

We consent to the use of our report respecting Foreland Corporation's (the "Company"), properties and the discussion of such report as contained in the Company's annual report on Form 10-K for the year ended December 31, 1996 and to the incorporation by reference of such report as it is referred to in the Company's annual report to the Registration Statements on Form S-3, SEC File Nos. 333-19063 and 333-03779.


Sincerely,

Malkewicz Hueni Associates, Inc.



/s/ Gregory B. Hueni
Vice President


                                            14142 Denver West Parkway, Suite 190

                                                  Golden, Colorado 80401  U.S.A.

                                                                  (303) 277-0270